Exhibit 10(q)

                                     Consulting Agreement



               THIS CONSULTING AGREEMENT is entered into as of the 15th day of May, 1995, by and between Broyhill Furniture Industries, Inc., a North Carolina corporation ("Broyhill"), and Brent B. Kincaid, an individual residing in North Carolina ("Consultant").

               WHEREAS, Consultant is now and has been employed by Broyhill in senior executive positions and is broadly experienced in all facets of Broyhill's operations; and

               WHEREAS, the parties hereto are desirous of providing for the services of Consultant upon and after his retirement from active employment at Broyhill, upon the terms and conditions herein set forth;

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties agree as follows:

               1. Engagement. Effective on the later of the date of his normal retirement or actual retirement, Broyhill hereby engages Consultant, as an independent contractor and not as an employee, to provide consultant services as hereinafter provided. The term of this agreement shall commence on the date of Consultant's retirement and shall end upon his death or on that date which is ten (10) years after date of his retirement, whichever is the later. Consultant agrees to serve Broyhill as an independent contractor in the capacity of a consultant for said term.

               2. Duties. Consultant shall, from time to time after the commencement of this Agreement, upon the request of the management of Broyhill or of INTERCO INCORPORATED, Broyhill's parent corporation, consult with them on any matters relating to Broyhill's operations, including the operations of Broyhill's subsidiaries and affiliates. In the event of a schedule conflict with Consultant's other activities, the duties herein required shall be fulfilled at the earliest possible date thereafter. Consultant shall render such consulting services at any of Broyhill's offices as might be requested by Broyhill or INTERCO.

               3. Compensation. For all services rendered under the provisions of this Agreement, Broyhill shall pay, and Consultant shall accept as total compensation, the sum of Two thousand Eighty-three and 33/100ths Dollars ($2,083.33) per month payable on the last day of each month during the term of this Agreement.

               4. Expenses. In addition to the compensation payable pursuant to paragraph 3 above, Consultant shall be reimbursed by Broyhill, upon submission of appropriate vouchers, for such


          reasonable out-of-pocket expenses as may be incurred by Consultant in rendering such consultant services requested by Broyhill or INTERCO in a manner consistent with Broyhill's policy for business expenses reimbursement for corporate level executives.

               5. Non-Competition. During the term of this Agreement, Consultant shall not, without the prior written consent of Broyhill, directly or indirectly own, control, manage, operate, join or participate in the ownership, control, management, or operation of or be connected with, any business in competition with Broyhill or any of Broyhill's subsidiaries or affiliates. Nothing in this Section 5 shall, however, restrict Consultant from making investments in other ventures which are not competitive with Broyhill, or restrict Consultant from owning less than one percent (1%) of the outstanding securities of companies listed on a national stock exchange or actively traded in the "over-the-counter" market.

               6. Termination. The obligations of Broyhill hereunder shall terminate immediately upon the occurrence of any of the following:

               (a) in the event Consultant shall voluntarily terminate his employment with Broyhill before the date of his normal retirement;

               (b) in the event of a breach of the provisions of this Agreement by Consultant, continuing for thirty (30) days after written notice from Broyhill specifying the alleged breach; or

               (c) in the event Consultant's employment by Broyhill shall be terminated for cause. For purposes of this Agreement, "cause" means (i) an act or acts of personal dishonesty taken by Consultant and intended to result in substantial personal enrichment of Consultant at the expense of Broyhill or INTERCO, (ii) repeated violations by Consultant of Consultant's employment obligations to Broyhill which are demonstrably willful and deliberate on Consultant's part and which are not remedied within a reasonable period of time after receipt of written notice from Broyhill or INTERCO, or (iii) the conviction of Consultant of a felony involving moral turpitude.

              7. Death or Disability. Notwithstanding any disability of Consultant rendering him incapable to perform the services hereunder, Broyhill shall continue the payments required hereunder and shall adhere to the terms of this Agreement. In the event of the death of Consultant before the tenth anniversary of the commencement of the term of this Agreement, the compensation called for by this Agreement shall not terminate but Broyhill shall be obligated to continue same for the term hereof



          to Consultant's estate or to his beneficiary as designated in writing by him.

               8. Indemnification. In the event that either party hereto is required to pursue litigation against the other party in order to enforce his or its rights hereunder, the prevailing party in any such litigation shall be entitled to reimbursement of the costs and expenses of such litigation, including attorneys' fees.

               9. Successors and Assigns. This Agreement shall inure to the benefit of an be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto. The parties acknowledge that the consulting services to be performed by Consultant hereunder are personal in nature and cannot be assigned.

               10. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.

               IN WITNESS WHEREOF, the parties hereto have executed this agreement the date and year first above written.


                                       BROYHILL FURNITURE INDUSTRIES, INC.


                                    By:  /s/ Jerry T. Church
                                       ----------------------------------
                                         Vice President


                                        BRENT B. KINCAID

                                     By:  /s/  Brent B. Kincaid
                                        ---------------------------------

          Approved:

          INTERCO INCORPORATED


          By:  /s/ R.B. Loynd
             ------------------------
               Chairman of the Board





                           Addendum to Consulting Agreement
                              dated May 15, 1995 Between
                        Broyhill Furniture Industries, Inc., and
                                   Brent B.Kincaid



          At a meeting held on January 29, 1998, the Board of Directors of Furniture Brands International, Inc., upon recommendation of the Executive Compensation and Stock option Committee of the Board, approved an amendment to the Consulting Agreement dated May 15, 1995 between Broyhill Furniture Industries, Inc. and Brent B. Kincaid, which amendment provides that the monthly payment set forth in Section 3 of the Consulting Agreement shall be increased by $2,083.33 per month to $4,166.67 per month.

          In all other respects the Consulting Agreement remains unamended and in full force and effect.




          By Authority of the Board of Directors
          of Furniture Brands International, Inc.
          January 29, 1998